Exhibit 99.1

Contact:	Tricia J. Richardson
Novavax, Inc.
1 240-268-2031
Novavax Announces Appointment of John J. Trizzino as Senior
Vice President, International and Government Alliances
Rockville, MD — July 22, 2009 — Novavax, Inc. (Nasdaq: NVAX) announced today the appointment of John J. Trizzino as Senior Vice President, International and Government Alliances, a new senior officer position. Mr. Trizzino will report directly to Dr. Rahul Singhvi, Novavax’s President and Chief Executive Officer, and assume responsibility for developing and managing the company’s international alliances with pharmaceutical companies and all governmental agencies, including the US.
Previously, Mr. Trizzino was Vice President of the vaccine franchise at MedImmune, Inc., Senior Vice President of business development at ID Biomedical, and served as Vice President within the Henry Schein, Inc. medical division in business development and General Manager of their GIV division.
Dr. Singhvi stated: “John Trizzino is a talented executive with more than 28 years of broad corporate experience with the last 12 years focused on the vaccine and biotech market. He has managed a number of important flu vaccine products, including FluMist and Fluviral (Flulaval by GSK), created profitable global marketing partnerships, and worked closely with public and private partners including the U.S. Centers for Disease Control and Prevention’s national immunization program and the Department of Health and Human Services. In addition, Mr. Trizzino’s responsibilities at MedImmune and work with the RSV (Respiratory Syncytial Virus) market should be most valuable to Novavax as we continue development of our own RSV vaccine. I am excited to have him join our Company and look forward to his contributions to our rapidly expanding vaccine business.”
Mr. Gary C. Evans, Lead Director of Novavax, commented, “Novavax continues to expand its footprint both here in the US and in the international markets. This is an important new position for our Company and is reflective of the continued evolution of Novavax in the vaccine space. John brings a unique blend of skills in vaccine product positioning strategy, government relations, and commercial markets to augment our existing management team to capitalize on the new opportunities available to the Company”.
Mr. Trizzino is a graduate of Long Island University and received his master’s degree in business administration from New York University’s Stern School of Business.
About Novavax
Novavax, Inc. is a clinical stage biotechnology company, creating novel vaccines to address a broad range of infectious diseases worldwide using advanced proprietary virus-like particle (VLP) technology. The Company produces these VLP based, potent, recombinant vaccines utilizing new, and efficient manufacturing approaches. Additional information about Novavax is available at www.novavax.com and in the Company’s various filings with the Securities and Exchange Commission.
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